                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                   SCHEDULE 13G
                               INFORMATION STATEMENT
                         PURSUANT TO RULES 13D-1 AND 13D-2
                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. __________)


     NAME OF ISSUER:   Microtel Franchise & Development Corp.


     TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value


     CUSIP NO.              595143108


Check the following box if a fee is being paid with this statement [x].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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(1)  NAME OF REPORTING PERSON:       The Chase Manhattan Corporation


     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:   13-2633613



(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (A) []
                                                           (B) [x]


(3)  SEC USE ONLY


(4)   CITIZENSHIP OR PLACE OF ORGANIZATION:   Delaware



      NUMBER OF SHARES BENEFICIALLY
      OWNED BY EACH REPORTING PERSON WITH:  (5)  SOLE VOTING POWER:
                                                  409,373 Common Shares



                                            (6)  SHARED VOTING POWER:
                                                  0       Common Shares


                                            (7)  SOLE DISPOSITIVE POWER:
                                                  0       Common Shares



                                            (8)  SHARED DISPOSITIVE POWER:
                                                  409,373 Common Shares


(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                      409,373 Common Shares


(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

                                 0 Common Shares

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

                                 13.265%

(12) TYPE OF REPORTING PERSON:       HC


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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                   SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




FEE BEING PAID:          YES


ITEM 1 (a)   NAME OF ISSUER:     Microtel Franchise & Development Corporation

ITEM 1 (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                               One Airport Way
                               Rochester, N.Y 14624 , Suite 200

ITEM 2 (a)   NAME OF PERSON FILING: The Chase Manhattan Corporation ("CMC")

ITEM 2 (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                                  1 Chase Manhattan Plaza
                                  New York, N.Y.  10081


ITEM 2 (c)   CITIZENSHIP: CMC - Delaware



ITEM 2 (d)   TITLE OF CLASS OF SECURITIES:
                               Common Stock, $.001 par value



ITEM 2 (e)   CUSIP NO: 595143108


ITEM 3       TYPE OF PERSON: CMC - PARENT HOLDING COMPANY;



ITEM 4 (a)   AMOUNT BENEFICIALLY OWNED: 409,373  Common Shares



ITEM 4 (b)   PERCENT OF CLASS:   13.265% of Common Shares

ITEM 4 (c)    (i) SOLE POWER TO VOTE:           409,373 Common Shares

             (ii) SHARED POWER TO VOTE:         0       Common Shares

            (iii) SOLE POWER TO DISPOSE:        0       Common Shares

             (iv) SHARED POWER TO DISPOSE:      409,373 Common Shares



ITEM 5       OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS: NOT APPLICABLE


ITEM 6       OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON:
                                      NOT APPLICABLE


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:


             The Chase Manhattan Bank, N.A.   - BANK


ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                                                    NOT APPLICABLE


ITEM 9       NOTICE OF DISSOLUTION OF GROUP:    NOT APPLICABLE







ITEM 10      CERTIFICATION:

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE
PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING
THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED
IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.



             SIGNATURE:  AFTER REASONABLE INQUIRY AND TO THE BEST OF
             MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.





                              The Chase Manhattan Corporation




                              BY: /s/ John V. Caulfield
                                  John V. Caulfield, Vice President






                              DATED: FEBRUARY 14, 1994